UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 9, 2006

(Date of Earliest Event Reported)

CREDENCE SYSTEMS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	000-22366	94-2878499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1421 California Circle Milpitas, California	95035
(Address of Principal Executive Offices)	(Zip Code)

408-635-4300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On August 9, 2006, Credence Systems Corporation (the “Company”) issued a press release announcing that it is revising its fiscal third quarter revenues and earnings guidance. The shortfall in the third quarter was due, in part, to lower capacity utilization rates and customer shipment postponements. The Company now expects that revenues for the fiscal third quarter will be approximately $108 million to $110 million compared to previous guidance of $125 million to $128 million, that gross margins will be adversely affected and that the Company will incur a net loss for the period. The Company also announced that it will be initiating a reduction of its workforce of approximately 14 percent in August 2006 in order to better align its business model with market conditions.

Additionally, in connection with a periodic review of its goodwill and other intangible assets, the Company believes it may be required to take a material non-cash charge to reduce the carrying amount of goodwill and intangible assets by approximately $300 million to $400 million.

The press release also provided information related to the release of its fiscal third quarter preliminary earnings on Thursday, August 24, 2006.

A copy of the press release is attached hereto as Exhibit 99.1.

The information in this report (including Exhibit 99.1) is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The exhibit listed below is being furnished with this Form 8-K.

Exhibit Number	Description
99.1	Press Release dated August 9, 2006, announcing the Company’s revised guidance for third quarter of fiscal 2006 and preliminary earnings release date and conference call.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREDENCE SYSTEMS CORPORATION

By:	/s/ Byron W. Milstead
Byron W. Milstead
Senior Vice President, General Counsel
and Assistant Secretary

Date: August 9, 2006